EXHIBIT 99.5

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock

of

PICTURETEL CORPORATION

for

$3.11 NET IN CASH AND 0.1177 OF A SHARE OF COMMON STOCK OF
POLYCOM, INC.

by

PHARAOH ACQUISITION CORP.
a wholly owned subsidiary of
POLYCOM, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON TUESDAY, SEPTEMBER 12, 2001, UNLESS THE OFFER IS EXTENDED.

June 18, 2001

To Our Clients:

    Enclosed for your consideration are the Prospectus, dated June 18, 2001 (as may from time to time be amended, supplemented or finalized, the "Prospectus") and, the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Pharaoh Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Polycom, Inc., a Delaware corporation ("Polycom") to exchange each outstanding share of common stock, $0.01 par value (the "Common Stock") of PictureTel Corporation, a Delaware corporation (the "Company"), together with associated rights to purchase Junior Preference Stock ("Rights") issued pursuant to the Rights Agreement dated as of March 25, 1992, as amended, between the Company and The First National Bank of Boston (the Common Stock and the Rights together being referred to herein as the "Shares") for $3.11, net to the seller in cash, and 0.1177 of a share of common stock, par value $0.0005, of Polycom, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal. The Offer is being made in connection with the Agreement and Plan of Merger by and among Polycom, Purchaser and the Company, dated as of May 24, 2001 (the "Merger Agreement"). The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Polycom.

    We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus. Your attention is invited to the following:

  1.
  The consideration per Share is $3.11, net to the seller in cash without interest, and 0.1177 of a share of common stock of Polycom.
  2.
  The Offer is being made for all outstanding Shares.
  3.
  The Board of Directors of the Company, by a unanimous vote of its directors at a meeting of the Board of Directors held on May 24, 2001, determined that the Agreement and Plan of Merger, dated as of May 24, 2001 by and among Polycom, Purchaser and the Company (the "Merger Agreement") and the transaction contemplated thereby, including the Offer and the

    Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, and as of that date, resolved to recommend that the Company's stockholders accept the Offer and tender their Shares in the Offer and approve and adopt the Merger Agreement and the Merger.

  4.
  The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, September 12, 2001, unless the Offer is extended (the "Expiration Date").
  5.
  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares representing a majority of Shares on a fully-diluted basis (including for purposes of such calculation all Shares issuable upon conversion of the Company's Series A Preference Stock and Series B Preference Stock and upon exercise of all vested options to purchase Common Stock of the Company and Warrants to purchase Common Stock of the Company that are scheduled to vest (after giving effect to any acceleration that would occur as a result of the consummation of the transactions contemplated by the Merger Agreement) prior to February 24, 2002, but excluding any Shares held by the Company or any of its subsidiaries and excluding any Shares issuable upon conversion of any senior convertible notes issued by the Company to Polycom pursuant to the Note Agreement between the Company and Polycom.
  6.
  Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to EquiServe Trust Company, N.A., as exchange agent (the "Exchange Agent"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% (or, effective for payments after August 6, 2001, 30.5%) may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.
  7.
  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of the Exchange Agent, at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Exchange Agent. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    The Offer is being made only by the Prospectus and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) tendering holders of Shares in any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any state statute.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO EXCHANGE
ALL OUTSTANDING SHARES OF COMMON STOCK

of

PICTURETEL CORPORATION

for

$3.11 NET IN CASH AND 0.1177 OF A SHARE OF COMMON STOCK OF
POLYCOM, INC. PER SHARE

by

PHARAOH ACQUISITION CORP.
a wholly owned subsidiary of
POLYCOM, INC.

    The undersigned acknowledge(s) receipt of your letter, the enclosed Prospectus, dated June 18, 2001, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by Pharaoh Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Polycom, Inc., a Delaware corporation ("Polycom") to purchase all outstanding shares of common stock, $0.01 par value (the "Common Stock"), of PictureTel Corporation, a Delaware corporation (the "Company"), together with associated rights to purchase Junior Preference Stock ("Rights") issued pursuant to the Rights Agreement dated as of March 25, 1992, as amended, between the Company and The First National Bank of Boston (the Common Stock and the Rights together being referred to herein as the "Shares") at $3.11, net to the seller in cash, and 0.1177 of a share of common stock par value $0.0005, of Polycom per Share, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal.

    This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

SIGN HERE
Number of Shares to Be Tendered:*	Signature(s)
Account No.:	Print Name(s)
Dated:	Address(es)
Area Code and Telephone Number
Tax Identification or Social Security Number

    * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.